Exhibit 10.32

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

STATEMENT OF WORK #3

STATEMENT OF WORK #3

This Statement of Work (“SOW”) is hereby incorporated into the Master Services Agreement between Ensemble RCM, LLC d/b/a Ensemble Health Partners (“Ensemble”) and AHS Management Company, Inc. (“Client”), which had an effective date of May 5, 2022 (the “MSA”). This SOW is effective as of the last date executed by a Party below (the “SOW Effective Date”). Capitalized terms used in the SOW but not defined shall have the meaning set forth in the MSA. To the extent of any conflicts or inconsistencies between the terms of this SOW and those of the MSA, the terms of the MSA shall govern and control, except to the extent this SOW expressly provides that the provisions herein control notwithstanding other terms in the MSA. Ensemble and Client are collectively referred to herein as the “Parties” or individually, as a “Party.”

1.

SCOPE OF WORK. Commencing on October 1, 2024 (the “Commencement Date”), Ensemble shall provide (i) Physician Advisory Services, (ii) Virtual Utilization Review Services and (iii) Bedded Insurance Authorization Services (collectively, the “Services”) for Client in accordance with the terms of this SOW. Notwithstanding Section 8.4 of the MSA, Ensemble is approved to perform the Services remotely and to use subcontractors to perform the Services, including subcontractors located outside of the United States. Ensemble shall perform the Services specified below and as specified as Ensemble responsibilities in Appendix A (the “Responsibility Matrix”) for the facilities listed in Appendix B (the “In-Scope Facilities”).

1.1.	Physician Advisor Services.

1.1.1	PA Referral Services. Ensemble Physician Advisors will perform PA Referral Services as set forth in Appendix A.

1.1.2	Prohibited Services. With respect to Client and pursuant to the Services provided under this SOW, an Ensemble physician advisor shall not:

a)	Establish hospital, clinical, or administrative policies

b)	Supervise hospital staff or provide any type of employee management or oversight

c)	Provide patient care or call coverage

d)	Practice medicine as such term is defined by state law

e)	Write prescriptions for any hospital patient

f)	Participate in clinical research or in clinical trials

g)	Participate in the medical decision making of any hospital patient regarding appropriate treatment or course of medical care

h)	Execute a contract on behalf of Client

i)	Participate in any type of physician or staff quality review or evaluation

1.1.3	Credentialing. It is understood Ensemble Physician Advisors are not members of the Client’s medical staff.

1.1.4

For clarity, the Parties agree that this SOW replaces all physician advisory services currently provided to Hackensack Meridian Health – Mountainside Medical Center under SOW #19 between the parties executed between the parties on February 4, 2022, as well as all fees associated therewith.

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1.2.

Virtual Utilization Review Services. Ensemble shall perform the Virtual Utilization Review Services specified in Appendix A. Unless unable due to Information Technology (IT) limitations (e.g., internet, VPN, and necessary systems availability), Ensemble Virtual Utilization Review staff will be available during the below hours of operation:

(i)	Tuesday – Thursday: 7:00AM to 5:00PM (local time for applicable facility)

(ii)	Friday – Monday: 7:00AM to 7:30PM (local time for the applicable facility)

1.3.

Bedded Insurance Authorization Process Services. Ensemble shall perform the Bedded Insurance Authorization process Services as specified in Appendix A. Unless unable due to Information Technology (IT) limitations (e.g., internet, VPN, and necessary systems availability), Ensemble Bedded Insurance Authorization staff will be available during the below hours of operation

(i)	Monday – Friday: 8:30AM to 5:00PM (local time for applicable facility)

1.4.

Out-of-scope Services. For clarity, the following areas are out-of-scope for this SOW. The omission of any service area from this Section does not imply such service area is in-scope. Only those service areas expressly specified elsewhere in this SOW are in-scope.

a)	Physician Compensation and Revenue Leakage, etc.

b)	Physician Scheduling/Utilization

c)	Medicare Bad Debt Review

d)	Case Management/Hospital Resource Management

e)	Length of stay and discharge planning

f)	Behavioral Health and Rehab

g)	Swing Bed Patient Case Review

2.

Client Responsibilities. Client shall (i) designate a subject matter expert in Case Management/Utilization Management within Client authorized to provide consents, approvals, and manage Client’s obligations under this SOW; (ii) perform the responsibilities or provide deliverables as specified in Section A of Appendix A; and (iii) perform the responsibilities or provide deliverables as specified in Appendix C.

3.

Performance Standards. Subject to Section 11 of the MSA, Ensemble shall use commercially reasonable efforts to meet the minimum Reporting Metrics specified in Appendix D. Within ten (10) business days after the end of each calendar month, assuming timely receipt of Client dependent data, Ensemble shall provide monthly reports to Client, comprised of one or more dashboards, that include the data points specific in Appendix D. Ensemble shall meet with Client monthly to review dashboards and data points.

4.	Managed Vendors

4.1.	The in-scope “Managed Vendors” are specified in Appendix E.

4.2.

Within 30 days of the Commencement Date, the Parties will jointly prepare a communication to all Vendors appointing Ensemble as the limited agent for the applicable Service Recipient for the purposes of managing such contract. In accordance with Section 10.2 of the MSA, Client shall distribute the communication to all Managed Vendors.

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5.

TERM. The term of this SOW shall commence on the SOW Effective Date and automatically terminate upon termination of Amended and Restated Statement of Work No. 1 between the Parties, which SOW was made effective between Ensemble and Client as of the date hereof.

6.	FEES.

6.1.

The Fees for the Services under this SOW are specified below. In each invoice, Ensemble shall offset the Retained Expenses actually incurred and reported by Client pursuant to Section 6.2 for the prior month against the Fees for such month.

a)	Physician Advisory Fee. The Fee for the Physician Advisory Services will be as follows:

i.

Effective as of the Commencement Date, for the first three months of the Services, the Fee will be equal to [***] per month. For each subsequent three (3) month period (each 3-month period, a “Quarter”), the monthly Physician Advisory Fee will be based on the Volume of Chart Reviews in the previous Quarter according to the chart below. For example, if the Volume of Chart Reviews in a given Quarter annualized to a rate of [***] chart reviews per year, the Fee for the subsequent Quarter will be based on the rate of [***]

[***]

ii.

At the end of each Quarter, the Fee for such completed period will be trued up to be equal to the actual volume of charts reviewed during such period, with both the Fee and the volume of charts reviewed evaluated on an annualized basis based on the chart above. This evaluation/adjustment will continue for each Quarter through the remainder of the term of this SOW. Commencing on the one-year anniversary of the Commencement Date, and annually thereafter, the Fee amounts in the table above will increase by [***] over the respective Fees in the previous contract year.

iii.	Ensemble will not be required to exceed an annualized rate of [***] chart reviews per year unless the Parties agree upon pricing for such volumes.

iv.	For purposes of calculating the Fees for this Section 6.1(a), the following will be considered “Chart Reviews”:

a)	Review of observation (“OBS”) cases greater than [***]

b)	Review of Medicare “short inpatient stays,” as defined by Medicare within [***] of discharge

c)	Conduct of second level reviews

d)	Conduct of peer-to-peer reviews within the timeframe permitted by payers

•

If an Ensemble Physician Advisor conducts a peer-to-peer review on a case where an Ensemble Physician Advisor performed the Initial Review (Services in Sections 1.1.1(a)(ii) and a(iii)), the peer-to-peer review will not be considered a Chart Review for purposes of calculating the fee in Section 6.1(a).

e)	Assist with appealing complex claim denials

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b)

Virtual Utilization Review and Bedded Insurance Authorization Fee. Effective as of the Commencement Date, the Fee for Virtual Utilization Review and Bedded Insurance Authorization Services is a total of [***] per year, with the Fee to be invoiced in equal amounts on a monthly basis. The Fee is based on a baseline Net Patient Revenue of [***] Billion per year. For such Net Patient Revenue increases or decreases by [***] (and for each change of [***] thereafter), the annual fee will increase by [***]. Commencing on the one-year anniversary of the Commencement Date, and annually thereafter, the total annual Fee for Virtual Utilization Review and Bedded Insurance Authorization Services will increase [***] over the annual Fee in the previous contract year.

6.2.

Retained Expenses. “Retained Expense” means an expense that (i) is a reasonable and customary expense and the type of expense incurred by Client during the 12-month period immediately preceding the Commencement Date (the “Baseline Year”) in the Purchased Services cost centers listed in Appendix E; (ii) with respect to third party vendor/contract expenses, (x) was incurred from a vendor/contract specified in Appendix E and the applicable expense invoice was submitted to Ensemble for review and approval prior to payment by Client and at the time such expense is submitted to Ensemble for offset and (y) is an expense that was incurred for services provided on or after the Commencement Date, and (iii) has been properly allocated to the cost center in accordance with the Client’s historical practices and the generally accepted practices of similar health systems. Ensemble shall only offset such expenses that are submitted to Ensemble within thirty (30) days of the date that Client receives the applicable invoice. Without Ensemble’s prior written approval, the total amount of Retained Expenses may not exceed [***] (the “Purchased Services Expense Cap”) during any Contract Year. A “Contract Year” is the one-year period commencing on the Commencement Date and each subsequent one-year period thereafter.

6.3.	Resource Recommendations. Subject to Section 10 of the MSA, Ensemble may recommend termination of a then-current Managed Vendor.

6.3.1.

If Client elects to implement such recommendation, then the Purchased Services Expense Cap shall be reduced by the annual amount allocated to the applicable expense cap for the associated Managed Vendor. Upon implementation of such recommendation, Client shall no longer be obligated to provide the applicable Managed Vendor. If Client incurs an expense in connection with implementing such recommendation (e.g., termination fees), then such expenses shall be deemed a Retained Expense in the Contract Year in which such expense is incurred provided that Client provides Ensemble notice prior to incurring such expense. For example, if Client terminates a Managed Vendor and the annual fees for such vendor are [***] and there is a [***] early termination fee associated with such vendor, then (A) in the first Contract Year in which such termination is effective, the Purchased Services Expense Cap would be reduced by [***] and (B) in every subsequent Contract year, the Purchase Services Expense Cap would be reduced by [***].

6.3.2.

If Client elects not to implement such recommendation, then the Purchased Services Expense Cap shall be reduced by [***] of the amount allocated to the cap for such Managed Vendor. Notwithstanding such reduction, Client shall remain obligated to provide the applicable Managed Vendor. In the event Ensemble recommends termination of a then-current vendor for the express purpose of Ensemble entering into a contractual relationship with that same vendor to continue providing the Services at a discounted rate, then the Purchased Services Expense Cap shall be reduced by an amount equal to the difference between (x) the amount allocated to the applicable expense cap for the associated Managed Vendor and (y) the amount negotiated between Ensemble and the associated Managed Vendor if that vendor were to enter into a contractual relationship directly with Ensemble.

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7.	PAYMENT.

7.1.

For the Fees set forth in Section 6.1(a) and 6.2(b), Ensemble shall invoice the applicable fees in advance of the month for which Services are to be provided. Client shall pay such invoices in accordance with the MSA.

7.2.	Client will pay Ensemble’s reasonable travel and lodging expenses for travel and lodging requested by Client and related to Ensemble’s performance of Services under this SOW.

8.	APPENDICES. The following appendices are attached hereto and incorporated into this SOW by reference:

Appendix A: Responsibility Matrix

Appendix B: In-Scope Facilities

Appendix C: Client Responsibilities

Appendix D: Reporting Metrics

Appendix E: Managed Vendors

IN WITNESS HEREOF, the Parties have executed this SOW as of the date last written below.

Ensemble RCM, LLC		AHS Management Company, Inc.

By:	/s/ Shannon White	By:	/s/ John Latina
Name:	Shannon White	Name:	John Latina
Title:	Chief Operating Officer	Title:	Chief of Enterprise Services

Date: 6/25/2024		Date: 6/21/2024

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Appendix A

Responsibility Matrix

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Appendix B

In-Scope Facilities

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Appendix C

Client Responsibilities

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Appendix D

Reporting Metrics

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Appendix E

Managed Vendors

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